As filed with the Securities and Exchange Commission on March 15, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GTx, INC.

(Exact name of Registrant as specified in its charter)

Delaware	62-1715807
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

175 Toyota Plaza

7th Floor

Memphis, TN 38103

(901) 523-9700

(Address, including zip code, of Registrant’s principal executive offices)

GTx, Inc. 2013 Equity Incentive Plan

GTx, Inc. 2013 Non-Employee Director Equity Incentive Plan

GTx, Inc. Directors’ Deferred Compensation Plan

(Full titles of the plans)

Marc S. Hanover

Chief Executive Officer

GTx, Inc.

175 Toyota Plaza

7th Floor

Memphis, TN 38103

(901) 523-9700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chadwick L. Mills

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA  94111-5800

(415) 693-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.001 per share	6,614,964 shares	$0.58	$3,836,679.12	$386.36

(1)          Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Capital Market on March 10, 2016. The chart below details the calculations of the registration fee.

Securities	Number of Shares of Common Stock	Offering Price Per Share	Aggregate Offering Price/Registration Fee
Common Stock, $.001 par value per share, reserved for future issuance under the GTx, Inc. 2013 Equity Incentive Plan	5,614,964	$0.58	$3,256,679.12
Common Stock, $.001 par value per share, reserved for future issuance under the GTx, Inc. 2013 Non-Employee Director Equity Incentive Plan	500,000	$0.58	$290,000.00
Common Stock, $.001 par value per share, reserved for future issuance under the GTx, Inc. Directors’ Deferred Compensation Plan	500,000	$0.58	$290,000.00
Proposed Maximum Aggregate Offering Price			$3,836,679.12
Registration Fee			$386.36

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional (i) 5,614,964 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2013 Equity Incentive Plan (the “2013 EIP”); (ii) 500,000 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2013 Non-Employee Director Equity Incentive Plan (the “2013 NEDEIP”); and (iii) 500,000 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s Directors’ Deferred Compensation Plan (the “DDCP”). The Registrant previously registered up to 18,442,158 shares of the Registrant’s Common Stock and up to 1,853,667 shares of the Registrant’s Common Stock for issuance under the 2013 EIP and the 2013 NEDEIP, respectively, pursuant to the Registrant’s Registration Statements on Form S-8 (File Nos. 333-188377 and 333-208744), filed with the Securities and Exchange Commission on May 6, 2013 and December 23, 2015, respectively.  The Registrant also previously registered up to 750,000 shares of the Registrant’s Common Stock for issuance under the DDCP pursuant to the Registrant’s Registration Statements on Form S-8 (File Nos. 333-118882 and 333-188377), filed with the Securities and Exchange Commission on September 9, 2004 and May 6, 2013, respectively.

1

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

•                  the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on March 15, 2016;

•                  the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 13, 2016 and February 19, 2016; and

•                  the description of the Registrant’s common stock set forth in its registration statement on Form 8-A, filed with the Commission on January 13, 2004, including any further amendments thereto or reports filed for the purposes of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•                  any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

•                  any act related to unlawful stock repurchases, redemptions or other distribution or payments of dividends; or

•                  any transaction from which the director derived an improper personal benefit.

These provisions do not limit or eliminate the Registrant’s rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s bylaws require the Registrant to indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware law. The Registrant may expand the extent of such indemnification by individual contracts with the Registrant’s directors and executive officers. Further, the Registrant may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against the Registrant or its directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by the Registrant’s board of directors.

The Registrant has entered into indemnity agreements with each of its current directors and its executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers or employees for which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant has the power to indemnify its other officers, employees and other agents, as permitted by Delaware law, but the Registrant is not required to do so.

The Registrant has a directors’ and officers’ insurance and Registrant reimbursement policy. The policy insures the Registrant’s directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors and officers. The policy contains various exclusions, none of which apply to any offerings pursuant to this registration statement.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit		Incorporation By Reference
Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date

3.1	Restated Certificate of Incorporation of GTx, Inc.	S-3	333-127175	4.1	08/04/2005
3.2	Certificate of Amendment of Restated Certificate of Incorporation of GTx, Inc.	10-Q	000-50549	3.4	05/11/2015
3.3	Amended and Restated Bylaws of GTx, Inc.	8-K	000-50549	3.2	07/26/2007
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3
4.2	Specimen of Common Stock Certificate	S-1	333-109700	4.2	12/22/2003
5.1+	Opinion of Cooley LLP	—	—	—	—
23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	—	—	—	—
23.2+	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement	—	—	—	—
24.1+	Power of Attorney (contained on the signature pages hereto)	—	—	—	—
99.1	GTx, Inc. 2013 Equity Incentive Plan	S-8	333-188377	99.1	05/06/2013
99.2	GTx, Inc. 2013 Non-Employee Director Equity Incentive Plan	S-8	333-188377	99.2	05/06/2013
99.3	GTx, Inc. Directors’ Deferred Compensation Plan, as amended and restated effective February 18, 2016	10-K	000-50549	10.36	03/15/2016

+           Filed herewith.

Item 9. Undertakings.

1.     The undersigned Registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.              The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on this 15th day of March, 2016.

GTx, INC.

By:	/s/ MARC S. HANOVER
Marc S. Hanover
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc S. Hanover, Henry P. Doggrell and Jason T. Shackelford, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (the “SEC”), and generally to do all such things in their names and behalf in their capacities as officers and directors to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARC S. HANOVER	Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2016
Marc S. Hanover

/s/ JASON T. SHACKELFORD	Senior Director, Accounting and Corporate Controller, and Principal Financial and Accounting Officer (Principal Financial and Accounting Officer)	March 15, 2016
Jason T. Shackelford

/s/ ROBERT J. WILLS, PH.D.	Executive Chairman of the Board of Directors	March 15, 2016
Robert J. Wills, Ph.D.

/s/ MICHAEL G. CARTER	Director	March 15, 2016
Michael G. Carter, M.D.

/s/ J.R. HYDE, III	Director	March 15, 2016
J.R. Hyde, III

/s/ J. KENNETH GLASS	Director	March 15, 2016
J. Kenneth Glass

/s/ KENNETH S. ROBINSON, M.D., M.DIV	Director	March 15, 2016
Kenneth S. Robinson, M.D., M.Div.

EXHIBIT INDEX

Exhibit		Incorporation By Reference
Number	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date

3.1	Restated Certificate of Incorporation of GTx, Inc.	S-3	333-127175	4.1	08/04/2005
3.2	Certificate of Amendment of Restated Certificate of Incorporation of GTx, Inc.	10-Q	000-50549	3.4	05/11/2015
3.3	Amended and Restated Bylaws of GTx, Inc.	8-K	000-50549	3.2	07/26/2007
4.1	Reference is made to Exhibits 3.1, 3.2 and 3.3
4.2	Specimen of Common Stock Certificate	S-1	333-109700	4.2	12/22/2003
5.1+	Opinion of Cooley LLP	—	—	—	—
23.1+	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	—	—	—	—
23.2+	Consent of Cooley LLP is contained in Exhibit 5.1 to this Registration Statement	—	—	—	—
24.1+	Power of Attorney (contained on the signature pages hereto)	—	—	—	—
99.1	GTx, Inc. 2013 Equity Incentive Plan	S-8	333-188377	99.1	05/06/2013
99.2	GTx, Inc. 2013 Non-Employee Director Equity Incentive Plan	S-8	333-188377	99.2	05/06/2013
99.3	GTx, Inc. Directors’ Deferred Compensation Plan, as amended and restated effective February 18, 2016	10-K	000-50549	10.36	03/15/2016

+           Filed herewith.